Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus, dated August 28, 2024 included in this Post-Effective Amendment No. 4 to the Registration Statement (Form N-2, File No. 333-268622) of Crescent Private Credit Income Corp. (the “Registration Statement”).

We also consent to the use of our report dated February 26, 2024, with respect to the consolidated financial statements of Crescent Private Credit Income Corp. as of December 31, 2023 and for the period from May 5, 2023 (Commencement of Operations) through December 31, 2023, included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, CA

August 28, 2024